EXHIBIT 10.8

FIRST AMENDMENT TO

THE PHOENIX COMPANIES, INC.

EXCESS BENEFIT PLAN

As Amended and Restated Effective January 1, 2009

The Phoenix Companies, Inc. Excess Benefit Plan, as amended and restated effective January 1, 2009 (the “Plan”), is further amended effective March 31, 2010, as follows:

1.

Article I is amended to add a new subsection at the end to read as follows:

1.3

Freeze of Accrued Benefits  The benefits of each Participant under this Plan shall be determined based on the Participant's Accrued Benefits under the Pension Plan, including any of the Retirement Benefits (as defined in the Pension Plan) to which a Participant may become entitled under the terms of Appendix V of the Pension Plan, and such Accrued Benefits for all Participants under the Pension Plan were frozen effective March 31, 2010, pursuant to the Eighteenth Amendment to the Pension Plan.